Exhibit 99.1

Yukon Gold Corporation, Inc. Closes First Tranche of Private Placement

Toronto, Canada, August 17, 2007, Yukon Gold Corporation, Inc. ("Yukon Gold" or the "Company"), (TSX:YK) (OTCBB:YGDC) announces today that it has closed the first tranche of its $2.8 million private placement with Northern Securities Inc. ("Northern"), announced on July 24, 2007 (the "Financing").

This first tranche of the Financing was comprised of the sale of 1,916,666 units (the "Units") at $0.45 per Unit (the "Unit Issue Price") for gross proceeds of $862,499.70 and the sale of 543,615 flow through units (the "Flow-Through Units") at $0.52 per Flow-Through Unit (the "Flow-Through Unit Issue Price") for gross proceeds of $282,679.80, raising aggregate gross proceeds of approximately $1,145,180.

Each Unit consists of one non-flow through common share ("Common Share") and one half of one Common Share purchase warrant (each whole warrant, a "Warrant"). Each Warrant is exercisable into one Common Share until August 16, 2009 at an exercise price of $0.60 per share. Each Flow-Through Unit consists of one flow-through common share and one half of one Common Share purchase warrant (each whole warrant, an "FT Warrant"). Each FT Warrant is exercisable into one Common Share until August 16, 2009 at an exercise price of $0.70 per share.

Yukon Gold paid Northern a commission equal to 8% of the aggregate gross proceeds of the first tranche and issued 153,333 "Unit Compensation Options" and 43,489 "FT Unit Compensation Options". Each Unit Compensation Option is exercisable into one Unit at the Unit Issue Price until August 16, 2009. Each FT Unit Compensation Option is exercisable into one Common Share and one half of one FT Warrant at the Flow-Through Unit Issue Price until August 16, 2009. Yukon Gold has also granted Northern an option (the "Over-Allotment Option") exercisable until October 15, 2007 to offer for sale up to an additional $500,000 of Units and/or Flow-Through Units on the same terms and conditions.

The proceeds of the Financing will be used for the exploration and development of Yukon Gold's two Yukon Territory based properties, and for working capital.

As completion of the balance of the Financing would result in Yukon Gold issuing an aggregate number of securities exceeding 25% of the number of securities of Yukon Gold outstanding prior to the closing of the first tranche, the second closing of the Financing will be subject to shareholder approval, as required by the Toronto Stock Exchange. Yukon Gold will be seeking to obtain the written consent to the second closing of the Financing (including the issuance of securities pursuant to the Over-Allotment Option) from holders of a majority of the securities of Yukon Gold outstanding prior to giving effect to the Financing pursuant to and in accordance with the rules of the Toronto Stock Exchange.

The securities being offered have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons absent U.S. registration or an applicable exemption from the U.S. registration requirements. This release does not constitute an offer for sale of securities in the United States.

About Yukon Gold

Yukon Gold Corporation, Inc. is an active and progressive public exploration and development company. The Company's main focus is its recently acquired VMS deposit (Marg Property), which has a 43-101 compliant resource of approximately 560 million lbs of Zinc and 940 million lbs of Zinc equivalent, and its Mount Hinton gold and silver exploration project, both located in the Central Yukon Territory of Canada. These properties lie within the Tombstone Gold Belt, world renowned for the discovery of major gold and base metal deposits. Currently, there are approximately 22.8 million of the Company's common shares outstanding.

For More Information:

Yukon Gold Corporation, Inc.	Bruce Hodgman, Investor Relations
Paul Gorman, CEO	(905) 582-9744
(416) 865-9869	Toll Free (800) 295-0671
E: pgorman@yukongoldcorp.com	bhodgman@yukongoldcorp.com

Company Website: www.yukongoldcorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended. Except for statements of historical fact relating to the company, certain information contained herein constitutes forward-looking statements. Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. These factors include the inherent risks involved in the exploration and development of mineral properties, the uncertainties involved in interpreting drilling results and other ecological data, fluctuating metal prices, the possibility of project cost overruns or unanticipated costs and expenses, uncertainties relating to the availability and costs of financing needed in the future and other factors. The Company undertakes no obligation to update forward-looking statements if circumstances or management's estimates or opinions should change. The reader is cautioned not to place undue reliance on forward-looking statements.